Exhibit 10.31
AMENDMENT NO. 5
TO THE
AMENDED AND RESTATED
BEARINGPOINT, INC. 401(k) PLAN
          WHEREAS, BearingPoint, Inc. (the “Company”) maintains the Amended and Restated BearingPoint, Inc. 401(k) Plan (the “Plan”); and
          WHEREAS, pursuant to its authority under Section 16.1 of the Plan, the Company, by action of the Compensation Committee (the “Committee”) of the Company’s Board of Directors, acted on September 14, 2006, to amend the Plan, effective as of such date, to eliminate (i) the Company’s ability to make Employer Matching Contributions in the form of Company Stock (as such terms are defined in the Plan) and (ii) a Participant’s right to make new contributions or transfers to the Company Stock Fund in the Plan.
          NOW, THEREFORE, to implement the Committee’s action, the Plan is hereby amended, effective September 14, 2006, in the following respects:
1. Section 4.2 is amended in its entirety to read as follows:
Section 4.2. Employer Matching Contributions. Subject to the limitations set forth in Article 6, an Employer, in its sole discretion, may elect to contribute for each Plan Year on behalf of each Participant who (i) made salary reduction contributions for the Plan Year and (ii) is employed on the last day of such Plan year, such amount as the Employer may determine. Matching contributions shall be stated as a percentage or percentages of the Participant’s salary reduction contributions. The Employer shall designate the percentage or percentages for the Plan Year and may limit the amount or percentage of salary reduction contributions to be matched. Employer matching contributions shall be made only in cash.
Employer matching contributions for any Plan Year may be delivered to the Trustee in one or more installments, and shall be delivered to the Trustee prior to the due date, including extensions thereof, of the Employer’s federal income tax return for the fiscal year of the Employer that ends with or within such Plan Year.

2. Section 4.3 is amended in its entirety to read as follows:
Section 4.3. Profit Sharing Contributions. Subject to the limitations set forth in Article 6, each Employer, in its sole discretion, may elect to contribute for a Plan Year on behalf of its Eligible Employees who are Participants and who are employed on the last day of such Plan Year such amount as the Company may determine.
Employer profit sharing contributions for any Plan Year may be delivered to the Trustee in one or more installments, and shall be delivered to the Trustee prior to the due date, including extensions thereof, of the Employer’s federal income tax return for the fiscal year of the Employer that ends with or within such Plan Year. All Employer profit sharing contributions shall be made in cash.
3. Section 7.2(b) is amended in its entirety to read as follows:
(b) Company Stock Fund. In addition to the investment funds established pursuant to subsection (a), the Trustee shall, operate and maintain a Company Stock Fund. The assets of the Company Stock Fund shall be invested in shares of Company Stock. Notwithstanding the foregoing, at such time as the Committee determines that no Participant has any portion of his or her Account invested in the Company Stock Fund, the Trustee shall be directed to close the Company Stock Fund and Company Stock shall no longer be a permitted investment in the Plan.
4. Section 8.1(b) is amended in its entirety to read as follows:
(b) Investment Election. Each Participant shall make an investment election that shall apply to the investment of contributions to be made on his behalf pursuant to Article 4 or 5 and any earnings on such contributions. Such election shall specify that such contributions be invested either (i) wholly in one of the funds maintained or employed by the Trustee pursuant to subsection (a) or (ii) divided among such funds in multiples established by the Committee from time to time. Separate investment elections with respect to different types of contributions shall not be made. The Plan is intended to be an “ERISA section 404(c) plan” as described in Department of Labor Regulations section 2550.404c-1; therefore, the Committee shall follow the Participant’s investment elections, in accordance with such Regulation. During any period in which no direction as to the investment of a Participant’s account is on file with the Committee, contributions made by him or on his behalf to the Plan shall be invested in such manner as the Committee shall determine.

5. Section 8.1(c) is amended by adding the following language to the end thereof:
Notwithstanding any provision of this Plan to the contrary, effective September 14, 2006, a Participant shall not be permitted to change an investment election so as to cause any amounts to be transferred into the Company Stock Fund.
6. Section 8.1(d) is deleted in its entirety, and a new Section 8.1(d) is added to read as follows:
(d) Company Stock Fund. Notwithstanding any provision of this Plan to the contrary, effective September 14, 2006, a Participant shall not be permitted to elect to have any new contribution invested in the Company Stock Fund. Any existing investments in the Company Stock Fund prior to September 14, 2006 may continue to remain in the Company Stock Fund.
7. In all respects not amended, the Plan is hereby ratified and confirmed.

          IN WITNESS WHEREOF, this amendment has been executed on behalf of the Company by the undersigned duly authorized officer of the Company.

BEARINGPOINT, INC.
Date: 2/6/07	By:	/s/ James M. Monastero
		Name:	James M. Monastero
Its: Chief People Officer & EVP, Global HR

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